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Exhibit [__]

                               ZAPME! CORPORATION

                              CONSULTING AGREEMENT


         THIS AGREEMENT is made this 6th day of October, 2000 by and between ZapMe! Corporation, a Delaware corporation (the "Company"), and Rick Inatome (the "Consultant").

         The Consultant is employed by the Company as its Chief Executive Officer pursuant to the terms of a letter agreement dated September 15, 1999 (the "Employment Agreement'). Gilat Satellite Networks, an Israeli corporation (the "Purchaser") has entered into an agreement, dated October 2, 2000, with the Company pursuant to which the Purchaser will commence a tender offer for up to 51% of the outstanding common stock, .01 par value per share, of the Company (the "Common Stock") and, upon consummation of such tender offer and the acquisition by the Purchaser of not less than 51% of the Common Stock, the Purchaser will have the right to designate a majority of the members of the Company's Board of Directors (the date on which such designation by the Purchaser occurs, the "Change of Control Date").

         It is contemplated that, when the Purchaser designates a majority of the Company's Board of Directors, Consultant will resign from the Company's Board of Directors and his employment by the Company will be terminated by the Company. Notwithstanding such termination of employment, however, the Purchaser and the Company desire to obtain the services of Consultant to consult with and perform services as an independent contractor for the Company with respect to its business, and Consultant desires to provide services to the Company upon the terms and conditions set forth in this Agreement.

         In consideration of the mutual covenants and agreements set forth herein, subject to Section 16 below, the parties agree as follows:

         1. Consulting Services. On the Change of Control Date, the Company hereby engages the Consultant as an independent contractor, and not as an employee, to render consulting services to the Company as hereinafter provided, and the Consultant hereby accepts such engagement, for a period (the "Consulting Period") commencing on the Change of Control Date and terminating on the earlier of (a) termination by the Consultant (including death or disability); (b) termination by the Company for Cause (as defined herein); or
(c) the second anniversary of the Change of Control Date. During the Consulting Period, the Consultant shall render such consulting services to the Company in connection with the Company's business as the Consultant and the Chief Executive Officer of the Company from time to time agree ("Services"). The Services shall not require the Consultant's full time and attention nor require the Consultant to relocate or spend a significant amount of time away from the Bay Area. The Company acknowledges that the Consultant intends to pursue other business interests that will affect the time he may spend providing the Services hereunder.


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         2.       Confidentiality and Ownership:

                  (a) Consultant will not, during or subsequent to the term of this Agreement, use the Company's Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or disclose the Company's Confidential Information to any third party, and agrees that all Confidential Information shall remain the sole property of the Company. Confidential Information does not include information which (i) is known to Consultant at the time of disclosure as evidenced by written records of Consultant but not through Consultant's employment with the Company, (ii) has become publicly known and made generally available through no wrongful act of Consultant, or (iii) has been rightfully received by Consultant from a third party who is authorized to make such disclosure. Upon the termination of this Agreement, or upon Company's earlier request, Consultant will deliver to the Company all of the Company's property or Confidential Information in tangible form that Consultant may have in Consultant's possession or control. "Confidential Information" means any information the Company reasonably deems to be confidential, including but not limited to proprietary information, trade secrets, technical data and know how.

                  (b) Consultant agrees that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets (collectively, "Inventions") conceived, made or discovered by Consultant, solely or in collaboration with others, during the period of this Agreement which relate in any manner to the business of the Company that Consultant may be directed to undertake, investigate or experiment with, or which Consultant may become associated with in work, investigation or experimentation in the line of business of Company in performing the Services hereunder, are the sole property of the Company. In addition, any Inventions which constitute copyrightable subject matter shall be considered "works made for hire" as that term is defined in the United States Copyright Act. Consultant further agrees to assign (or cause to be assigned) and does hereby assign fully to the Company all such Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Consultant agrees to assist Company, or its designee, at the Company's expense, in every proper way to secure the Company's rights in the Inventions.

         3. Mutual Release. Effective upon commencement of the Consulting Period, the Consultant and the Company each hereby irrevocably terminates the Employment Agreement and releases and discharges forever the other with respect to all of the obligations, rights and liabilities of the Company and the Consultant thereunder other than (a) the Consultant's rights and the Company's obligations with respect to the reimbursement by the Company of the Consultant's relocation expenses, including all of the Consultant's rights for adjustments and "gross ups" such that such reimbursement will be tax neutral to the Consultant; (b) the Consultant's rights to indemnification under the Company's charter and bylaws; (c) the Consultant's rights to be reimbursed for all reasonable expenses paid by the Consultant in the ordinary course of conducting Company business which are not reimbursed as of the commencement of the Consulting Period; and (d) the Consultant's rights to receive compensation up to and including the Change of Control Date and bonus compensation for the year ended December 31, 2000.


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         4.       Compensation; Reimbursement; Office and Administrative
Support.

                  (a) In consideration of Consultant's consulting services set forth in Section 1 above, during the Consulting Period the Company shall pay the Consultant $275,000 per annum (the "Consulting Payments") which will be payable in regular installments in accordance with the Company's general payroll practices.

                  (b) During the Consulting Period, the Consultant will be entitled to the continuation health and related benefits to which he was entitled as Chief Executive Officer of the Company at the same level as were provided by the Company to the Consultant as of the date immediately preceding the commencement of the Consulting Period.

                  (c) During the Consulting Period, the Consultant shall be entitled to occupy the office he is occupying on the date hereof, with all furniture and equipment therein, and the Company will provide full-time secretarial and, as the Consultant may reasonably request from time to time, other administrative support to the Consultant at the expense of the Company.

         5. Termination. In the event that the Consulting Period is terminated prior to the second anniversary of the Change of Control Date by the Consultant (other than for Good Reason) or by the Company for Cause, Consultant shall not be entitled to receive the Consulting Payments or any benefits for periods after the termination of the Consulting Period, and upon any termination of the Consulting Period as a result of a permanent disability, by the Company without Cause, or by the Consultant for Good Reason, Consultant shall be entitled to receive the Consulting Payments and benefits (including office, secretarial, and other administrative support) until the second anniversary of the Change of Control Date. For purposes hereof, "Cause" shall mean (a) the Consultant's material breach of any provision of this Agreement; (b) the Consultant's failure to adhere to any written Company policy if the Consultant has been given written notice and a reasonable opportunity to comply with such policy or cure his failure to comply; (c) the appropriation (or attempted appropriation) of a material business opportunity of the Company; or (d) the conviction of or the entering of a guilty plea or no contest with respect to, a felony or the equivalent thereof. For purposes hereof, "Good Reason" shall mean the Company's material breach of any provision of this Agreement.

         6. Restricted Stock; Stock Options. Effective on the Change of Control Date, the Company agrees that Consultant's Restricted Stock (as defined in that certain Restricted Stock Purchase Agreement dated September 13, 1999, amended as of June 21, 2000 (the "Restricted Stock Agreement")) shall immediately vest and no longer be subject to any Repurchase Option (as defined in the Restricted Stock Agreement), and that the Consultant's stock options shall immediately terminate. Except as otherwise provided herein, the Restricted Stock Agreement, the Note and the Security Agreement (as defined in the Restricted Stock Agreement) shall remain in full force and effect; provided that in the event that the Consulting Period is terminated prior to the second anniversary of the Change of Control Date by the Company without Cause, the Company agrees that the Note will not be due until the date which is thirty (30) days after the


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second anniversary of the Change of Control Date, and that the Company will not seek to enforce the Note until such date. After the occurrence of both (a) the Change of Control Date, and (b) payment in full by Consultant for Consultant's Restricted Stock, the Company shall notify the Escrow Holder (as defined in the Restricted Stock Agreement), to deliver to the Consultant a certificate or certificate evidencing all shares of paid-for Common Stock then held by the Escrow Holder pursuant to the Joint Escrow Instructions, dated September 13, 1999, by and between the Company and the Consultant, at which time the Joint Escrow Instructions shall terminate and be of no further force or effect. The Consultant acknowledges that such certificate or certificates will continue to be subject to the Security Agreement until the Note is paid or the obligations thereunder of the Consultant are otherwise discharged.

         7. Tax Returns. The Consultant shall file all tax returns and reports required to be filed by him on the basis that the Consultant is an independent contractor, rather than an employee, as defined in Treasury Regulation Section 31.3121(d)-1(c)(2). The Company makes no representations or warranties about the tax consequences to Consultant of the events described in this or any other Agreement.

         8. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its affiliates, successors, assigns and any controlling entity and shall be binding upon and inure to the benefit of the Consultant and his legal representatives and assigns; provided that in no event shall Consultant's obligations to perform future services for the Company be delegated or transferred by the Consultant without the prior written consent of the Company (which consent may be withheld in its sole discretion). The Company may assign or transfer its rights hereunder to any of its affiliates or to a successor corporation in the event of merger, consolidation or transfer or sale of all or substantially all of the assets of the Company.

         9. Modification or Waiver. No amendment, modification or waiver of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the party against whom enforcement of such amendment, modification or waiver is sought. No course of dealing between the parties to this Agreement shall be deemed to affect or to modify, amend or discharge any provision or term of this Agreement. No delay on the part of the Company or the Consultant in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by the Company or the Consultant of any such right or remedy shall preclude other or further exercises thereof. A waiver of a right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

         10. Governing Law and Venue. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. In furtherance of the foregoing, the internal law of the State of California shall control the interpretation and construction of this Agreement, even though under that jurisdiction's choice of law or conflict of law analysis, the substantive law of


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some other jurisdiction would ordinarily apply. The Parties agree that the federal and state courts of California are the sole and exclusive venue for bringing any action under this Agreement and agree to submit themselves to the jurisdiction of those courts.

         11. Severability. Whenever possible each provision and term of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or term of this Agreement shall be held to be prohibited by or invalid under such applicable law, then such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement.

         12. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

         13. Certain Representations. This Agreement has been duly executed and delivered by each of the Company and the Consultant. This Agreement constitutes a valid and binding obligation of each of the Company and the Consultant, enforceable in accordance with its terms. Each of the Company and the Consultant represents and warrants to the other that (i) the execution, delivery and performance of this Agreement does not and shall not conflict with, or result in the breach of or violation of, any other agreement, instrument, order, judgment or decree to which it or he is a party or by which he is bound, and (ii) upon the execution and delivery of this Agreement by the other, this Agreement shall be the valid and binding obligation of each of the Company and the Consultant, enforceable in accordance with its terms.

         14. Notice. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States Post Office mail, postage prepaid, addressed to the other party hereto at his or its address shown below.

         If to the Company;

                  ZapMe! Corporation
                  3000 Executive Parkway
                  San Ramon, CA 94583

                  Attention: Lance Mortensen

         If to Consultant:

                  Rick Inatome
                  C/O Fred Miller
                  400 Renaissance Center
                  Detroit Michigan,


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                  48243


or at such other address as such party may designate by written notice to the other party.

         15. Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

         16. Counterparts. This Agreement may be executed in counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

         17. Effectiveness. Notwithstanding anything to the contrary contained herein, this Agreement and the rights and obligations of the parties hereto shall become effective only if the Change of Control Date occurs.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                                     ZAPME! CORPORATION

                                                     By:
                                                        -----------------------
                                                     Its:
                                                         ----------------------



                                                     ---------------------------
                                                              Rick Inatome